CERTIFICATE OF AMENDMENT
                                       OF
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                        FRANKLIN/TEMPLETON GLOBAL TRUST



The undersigned certify that:

1. They constitute a majority of the Board of Trustees of FRANKLIN/TEMPLETON GLOBAL TRUST, a Massachusetts business trust (the "Trust").

2. They hereby adopt the following amendments to the Agreement and Declaration of Trust of the Trust (the "Declaration of Trust"):

     A. The title of the Declaration of Trust is hereby amended to read as follows:

     B. Article I, Section 1 of the Declaration of Trust is hereby amended in full to read as follows:

     SECTION 1. NAME. This Trust shall be known as FRANKLIN/TEMPLETON GLOBAL TRUST.

3. It is the determination of the Trustees that approval of the shareholders of the Trust is not required by the Investment Company Act of 1940, as amended, or other applicable law. This amendment is made pursuant to Article IX, Section 9 of the Declaration of Trust.

         IN WITNESS WHEREOF, the Trustees named below do hereby set their hands as of March 21, 1995.



     /s/ Frank H. Abbott, III              /s/ Harris J. Ashton
     Frank H. Abbott, III                  Harris J. Ashton

                                           /s/ S. Joseph Fortunato
     David K. Eiteman                      S. Joseph Fortunato

     /s/ David W. Garbellano
     David W. Garbellano                   Donald P. Gould

                                           /s/ Charles B. Johnson
     Gerald R. Healy                       Charles B. Johnson

     /s/ Rupert H. Johnson, Jr.
     Rupert H. Johnson, Jr.                David P. Kraus

     /s/ Frank W.T. LaHaye                 /s/ Gordon S. Macklin
     Frank W.T. LaHaye                     Gordon S. Macklin